FOR IMMEDIATE RELEASE:	March 28, 2007

ISORAY, Inc. ANNOUNCES COMPLETION OF WARRANT CALL

RICHLAND, WA - IsoRay, Inc. (“IsoRay”) (OTCBB Symbol: ISRY), the medical technology company focusing on innovative treatments for solid cancer tumors using its proprietary Cesium-131 initially in brachytherapy seeds, announced today that all warrants that were called on February 21, 2006 were exercised prior to the call date of March 26, 2007 and thus raised an additional $4,989,000 of capital. The August financing was led by MicroCapital LLC.

“Our call on 1,663,000 outstanding warrants issued in conjunction with the financing successfully completed in August of 2006 resulted in all warrants being exercised bringing in a total of $4,989,000 additional cash to IsoRay. The proceeds from this offering, and the offering just completed for $16,522,000, increase the cash position of IsoRay by $21,511,000 before offering costs. These funds will be used to expand IsoRay’s sales and marketing, invest in plant and equipment, inclusive of manufacturing technologies, which are expected to lower the Company’s production costs and could be used to expand the application of medical isotopes beyond the prostate market,” said Roger Girard, CEO and Chairman of IsoRay.

This press release does not constitute an offer to sell or the solicitation of a offer to buy the shares of common stock or any other securities, nor will there be a sale of the shares of common stock or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of the Cesium-131 brachytherapy seed, used to treat prostate and other cancers. The Cesium-131 seed offers a significantly shorter half-life than the two other isotopes commonly used for brachytherapy, which results in a substantially faster delivery of therapeutic radiation, lower probability of cancer cell survival and reduction of the longevity of common brachytherapy side effects. [1] [2] IsoRay is based in Richland, Washington. More information is available about IsoRay at www.isoray.com.

[1] Armpilia CI, Dale RG, Coles IP, et al. The Determination of Radiobiologically Optimized Half-lives for Radionuclides Used in Permanent Brachytherapy Implants. Int. J. Radiation Oncology Biol. Phys. 2003; 55 (2): 378-385.
[2] Prestidge B.R., Bice W.S., Jurkovic I., et al. Cesium-131 Permanent Prostate Brachytherapy: An Initial Report. Int. J. Radiation Oncology Biol. Phys. 2005; 63 (1): 5336-5337.

Forward-Looking Statement

This press release includes statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. Factors that can affect future results are discussed in the documents filed by IsoRay from time to time with the Securities and Exchange Commission. IsoRay undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Media Contacts:

Ralph Schatzmair, Director of Investor Relations
IsoRay Medical, Inc.
416-322-2225
rschatzmair@isoray.com

Barry Bartlett, The Bartlett Group Public Relations
206.285.0673; 206.335.4694 (cell)

IsoRay Medical, Inc.
350 Hills Street, Suite 106
Richland, WA 99352

1.877.4.ISORAY
509.375.1202 TEL
509.375.3473 FAX

www.isoray.com
www.cesium131.com